Appendix E

Granite Investment Partners, LLC

CODE OF ETHICS

October 18, 2013

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

  The adviser’s fiduciary duty to its clients;

  Compliance with all applicable Federal Securities Laws;

  Reporting and review of personal securities transactions and holdings;

  Reporting of violations of the code; and

  The provision of the code to all supervised persons.

Similarly, each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“Company Act”). As an adviser to a mutual fund, Granite has incorporated certain items and definitions to ensure compliance under Rule 17j-1. This Code of Ethics applies to all Employees of Granite.

Risks

In developing these policies and procedures, Granite considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

  Employees do not understand the fiduciary duty that they, and Granite, owe to Clients;

  Employees and/or Granite fail to identify and comply with all applicable Federal Securities Laws;

  Employees do not report personal securities transactions;

  Employees trade personal accounts ahead of Client accounts;

  Employees allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

  Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

  Granite does not provide its code of ethics and any amendments to all Employees; and

  Granite does not retain Employees’ written acknowledgements that they received the code and any amendments.

Granite has established the following guidelines to mitigate these risks.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, Granite and its Employees1 must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics. All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Granite to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. You must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Granite’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Granite must act in its Clients’ best interests. Neither Granite, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about Granite’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations of the Code

Employees must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, Granite will protect the identity of an Employee who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potential violation.

Retaliation against any Employee who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

1 “Employees” are defined as Granite’s officers, directors, principals, and employees.

Distribution of the Code and Acknowledgement of Receipt

Granite will make this Manual available to Employees. Each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual must acknowledge that they have received, read, understood, and agree to comply with Granite’s policies and procedures described in this Manual. Employees will complete a certification to acknowledge their reading and understanding of Granite’s Code of Ethics and Manual at least annually following the end of the calendar year.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Granite, Employees, and current or prospective Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for Granite, its Employees, and/or Clients. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

Granite’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Granite and/or its Employees on one hand, and Clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients over the interests of Granite and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients has not been appropriately addressed.

Personal Securities Transactions

All Employees shall be considered “Access Persons” for purposes of personal securities transactions reporting. An Access Person is an Employee who has access to non-public information regarding any client’s trading or any Reportable Fund’s holdings, who is involved in making securities recommendations to Clients, or who has access to non-public securities recommendations. All of Granite’s principals, directors, officers, and partners are presumed to be Access Persons. Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

Accounts Covered by the Policy and Procedures

Granite’s Personal Securities Transactions policy and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

Granite requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security2, except:

  Direct obligations of the Government of the United States;

  Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

  Shares issued by money market funds;

  Shares issued by open-end registered investment companies, other than funds advised or underwritten by Granite or an affiliate; and

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in Granite’s Personal Securities Transactions policy.

Pre-clearance Procedures

Employees must request pre-clearance from the CCO for all transactions involving the following:

  IPOs (initial public offerings)

  Private Placements3

  Any equity security of any market capitalization (other than ETFs)

  Any fixed income security that has a face value of more than $250,000

Pre-clearance must be received before completing the transactions. Granite may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. With the exception of IPO’s and private placements, no pre-clearance is required for

2 Granite utilizes the SEC definition of “Security” which broadly includes stocks, bonds, certificates of deposit, shares issued by unit investment trusts, options, interests in Private Placements, futures contracts on other Securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. “Security” is also defined to include any instrument commonly known as a Security. Any questions about whether an instrument is a Security for purposes of the Federal Securities Laws should be directed to the CCO

3 A “private placement” of securities is an offering of securities that is not a “public offering.” A private placement is an offering that is exempt from the securities registration requirements such as a hedge fund or other private fund.

transactions in employee accounts that are considered clients of Granite (“Proprietary Accounts”). Trades for Proprietary Accounts must be traded in accordance with the Trading Policy set forth in this Manual.

Any pre-cleared trade must be made within twenty-four (24) hours of such approval.

30 Day Holding Period

With the exception of ETFs, no Employee shall sell any security within 30-days of being purchased, i.e. short-term trade. However, the CCO may approve a request by an Employee to sell a security inside of 30 days in his sole discretion. The 30 day holding period does not apply to proprietary accounts managed by Granite and whose trades go through with other client accounts on the same day.

Restricted List

The Restricted List contains securities about which the CCO believes Granite might have received Material Non-Public Information. Securities will be removed from the Restricted List at such time when information is no longer material or when the CCO has deemed it appropriate to remove.

Blackout Period

No Employee shall buy or sell a Reportable Security on the same day as any trades in the security are made for Client accounts. The price paid or received by a Client account for any security should not be affected by a buying or selling interest on the part of an Employee, or otherwise result in an inappropriate advantage to the Employee. The blackout period does not apply to proprietary accounts managed by Granite and whose trades go through with other client accounts on the same day.

Reporting

Granite must collect information regarding the personal trading activities and holdings of all Employees. Employees must report Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Employees must report, using a form similar to Attachment A to this section, all Reportable Securities transactions in accounts in which they have a direct or indirect beneficial interest. Employees must also report any accounts opened in which they have a direct or indirect beneficial ownership during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted within 30 days of the end of each calendar quarter. Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account in which they have a direct or indirect beneficial ownership that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports (please see Attachment B) regarding accounts and holdings must be submitted to the CCO on or before February 14th of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee.

Recordkeeping

Granite will maintain the following records under this Code of Ethics:

A copy of the adviser’s code of ethics currently in effect, or that was in effect at any time within the past six years.

A record of any violation of the adviser’s code of ethics, and any action taken as a result of the violation.

A record of all written acknowledgements of receipt of the code of ethics for each person who is, or within the past six years was, a Supervised Person of the adviser.

A record of each report made by an access person regarding personal securities transactions and holdings, as well as copies of any associated account statements and trade confirmations provided by broker-dealers and custodians.

A record of the names of people who are, or within the past six years were, access persons of the investment adviser.

A record of any decision, and the reasons supporting the decision, to approve an access person’s investment in an IPO or Private Placement.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. required to submit:

Specifically, an Employee is not

  Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

  Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

Granite’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO will closely monitor Employees investment patterns to detect the following potentially abusive behavior:

  Frequent and/or short-term trades in any Security (i.e., trading within 30 days after being purchased), with particular attention paid to potential market-timing of mutual funds;

  Trading opposite of Client trades;

  Trading ahead of Clients; and

  Trading that appears to be based on Material Non-Public Information.

The CCO or a designee will review reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Employee trading with Client and Fund trading and positions, and Restricted Lists, as necessary. Upon review, the CCO or a designee will evidence the review and document any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

Mr. Robert Foran, Principal, or his designee, will monitor the CCO’s personal securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

Granite will describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for Granite’s Code of Ethics should be directed to the CCO.

DEFINITIONS

The following defined terms are used throughout Granite’s Code of Ethics and its Regulatory Compliance Manual. Other capitalized terms are defined within specific sections of the Code and Manual.

Access Person – An Access Person is an Employee who has access to non-public information
regarding	any client’s trading or any Reportable Fund’s holdings, who is involved in making
securities	recommendations to Clients, or who has access to non-public securities
recommendations.	All of Granite’s principals, directors, officers, and partners are presumed to be
Access	Persons.
Advisers Act – The Investment Advisers Act of 1940, as amended.
Automatic Investment Plan – A program in which regular trades are made automatically in
accordance	with a predetermined schedule and allocation. An Automatic Investment Plan includes
a	dividend reinvestment plan.
Beneficial Interest – An individual has a Beneficial Interest in a Security if he or she can directly
or	indirectly profit from the Security. An individual generally has a Beneficial Interest in all
Securities	held directly or indirectly, as well as those owned directly or indirectly by family
members	sharing the same household.
CCO – Mr. Geoffrey Edelstein, Granite’s Chief Compliance Officer.
CFTC – The Commodity Futures Trading Commission.
Clients – Individuals and entities for which Granite provides investment advisory services.
Consumer Report – Generally, any communication by a consumer reporting agency bearing on a
consumer’s	credit worthiness, character, personal characteristics, or mode of living which is used
or	expected to be used or collected for the purpose of establishing the consumer’s eligibility for
(A)	credit or insurance; (B) employment; or (C) any other purpose authorized under Section 604
of	Fair Credit Reporting Act. Please see Section 603(d) of the Fair Credit Reporting Act for a
complete	definition.
Employees – Granite’s officers, directors, principals, and employees.
ERISA – The Employee Retirement Income and Savings Act of 1974.
Exchange Act – The Securities Exchange Act of 1934.
Federal Securities Laws – The Federal Securities Laws include the Securities Act, the Exchange
Act,	the Sarbanes-Oxley Act of 2002, the IC Act, the Advisers Act, Title V of the Gramm-Leach-
Bliley	Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it
applies	to investment companies and investment advisers, and any rules adopted thereunder by the
SEC	or the Department of the Treasury.
FINRA – The Financial Industry Regulatory Authority, a self-regulatory organization. FINRA
was	formed in 2007 through the consolidation of NASD and certain functions of the New York
Stock	Exchange.
Front-Running – Trading a favored account ahead of other accounts.

FTC – The Federal Trade Commission.
GIPS® – The CFA Institute’s Global Investment Performance Standards. Formerly known as the Association for Investment Management and Research’s Performance Presentation Standards, or AIMR-PPS.

IAR – Investment advisory representative. The formal definition of an IAR, and any licensure or registration requirements varies by state. Any Employee who manages Client accounts, makes investment recommendations, and/or solicits Clients should discuss applicable state-specific requirements with the CCO.

Investor – A limited partner or shareholder in a pooled investment vehicle.
IC Act – The Investment Company Act of 1940.
Insider Trading – Trading personally or on behalf of others on the basis of Material Non-Public Information, or improperly communicating Material Non-Public Information to others.

IPO – An initial public offering. An IPO is an offering of Securities registered under the Securities Act where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

Material Non-Public Information – Information that (i) has not been made generally available to the public, and that (ii) a reasonable investor would likely consider important in making an investment decision. Consult Granite’s CCO if you are unsure whether information constitutes Material Non-Public Information.

Natural Person – A human being, as opposed to a legal entity.

Nonpublic Personal Information – Regulation S-P defines “Nonpublic Personal Information” to include personally identifiable financial information that is not publicly available, as well as any list, description, or other grouping of consumers derived from nonpublic personally identifiable financial information.

Outside Counsel – Spolin, Silverman and Cohen
-- Portfolio Managers – Those Employees with portfolio management responsibility.
Portfolio System -- Fiserv/APL portfolio accounting and trading system provided by SEI or any
Wrap	Program Sponsor

QIB – A qualified institutional buyer. Pursuant to Rule 144A under the Securities Act, a QIB is an entity, acting for its own account or the accounts of other QIBs, which in aggregate owns and invests on a discretionary basis at least $100 million in Securities of issuers that are not affiliated with the QIB.

Qualified Custodian – Please see Rule 206(4)-2 under the Advisers Act for a complete definition. Generally, a Qualified Custodian is defined to include:
o	A bank or savings association with deposits insured by the FDIC holding assets in accounts in the name of the Client;
o	A registered broker-dealer holding assets in the name of the Client;
o	A registered futures commission merchant holding Client funds or Security futures in customer accounts; and
o	A foreign financial institution that customarily holds financial assets for customers.

  Reportable Fund – Any RIC advised or underwritten by Granite.

  RIC – An investment company registered under the IC Act, often referred to as a mutual fund.

  Security – The SEC defines the term “Security” broadly to include stocks, bonds, certificates of deposit, options, interests in Private Placements, futures contracts on other Securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. “Security” is also defined to include any instrument commonly known as a Security. Any questions about whether an instrument is a Security for purposes of the Federal Securities Laws should be directed to the CCO.

  SEC – The Securities and Exchange Commission.

  SEI – Granite’s back and middles office service provider.

  Securities Act – The Securities Act of 1933.

  SRO – A self-regulatory organization, such as FINRA.

  Traders – Employees whose primary responsibility is to trade securities on behalf of Clients.

Initial:_______________
Date:_______________

Annual Compliance Questionnaire Supplement

Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

Question	Yes	No
1. Are you or any members of your immediate family employed by a financial services company or a company that provides products or services to Granite?		
2. Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?		
3. Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to Granite?		
4. Do you or any members of your immediate family have any other business or personal relationship with any Client?		
5. Are you or any members of your immediate family employed by any government?		
6. Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not-for-profit organizations)?		
7. Are you aware of any conflicts of interest that have not already been disclosed to the CCO involving Granite, you or your immediate family members and any Client?		
8. Have you complied with Granite's requirements regarding the disclosure and approval of outside business activities?		
9. In the past ten years, have you or any advisory affiliate been convicted of or plead guilty or no contest in a domestic, foreign, or military court to any: • Felony • Misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?		
10. Are any felony or misdemeanor charges, as described above, currently pending?		
11. In the past ten years, has the SEC or the CFTC found you or any advisory affiliate: • To have made a false statement or omission? • To have been involved in a violation of SEC or CFTC regulations or

Initial:__________
Date:__________

Question	Yes	No
statutes? • To have been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?		
12. In the past ten years, has the SEC or the CFTC: • Entered an order against you or any advisory affiliate in connection with investment-related activity? • Imposed a civil money penalty on you or any advisory affiliate, or ordered you or any advisory affiliate to cease and desist from any activity?		
13. In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority found you or an advisory affiliate to have: • Made a false statement or omission, or been dishonest, unfair, or unethical? • Been involved in a violation of investment-related regulations or statutes? • Been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?		
14. In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority: • Entered an order against you or any advisory affiliate in connection with an investment-related activity? • Denied, suspended, or revoked your or any advisory affiliate's registration or license, or otherwise prevented you or any advisory affiliate, by order, from associating with an investment-related business or restricted your or any advisory affiliate's activity?		
15. In the past ten years, has any self-regulatory organization or commodities exchange found you or an advisory affiliate to have: • Made a false statement or omission? • Been involved in a violation of its rules (other than a violation designated as a "minor rule violation" under a plan approved by the SEC)? • Been the cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?		
16. In the past ten years, has any self-regulatory organization or commodities exchange disciplined you or any advisory affiliate by expelling or suspending you or the advisory affiliate from membership, barring or suspending you or the advisor affiliate from association with other members, or otherwise restricting your or the advisory affiliate's activities?		
17. Has an authorization to act as an attorney, accountant, or federal contractor

Initial: ____________
Date: ____________

Question	Yes	No
granted to you or any advisory affiliate ever been revoked or suspended?		
18. In the past ten years, has any domestic or foreign court: • Enjoined you or any advisory affiliate in connection with any investment-related activity? • Found that you or any advisory affiliate was involved in a violation of investment-related statutes or regulations? • Dismissed, pursuant to a settlement agreement, an investment related civil action brought against you or any advisory affiliate by a state or foreign financial regulatory authority?		
19. Are you or any advisory affiliate now the subject of any proceeding that could result in a "yes" answer to any of the preceding questions?		
New Employees should skip the remaining questions. Any marks in a shaded box should be explained at the end of this questionnaire.		
20. During the past 12 months, have you reported all personal securities transactions in accordance with Granite's reporting policies?		
21. During the past 12 months, have you reported gifts and entertainment in accordance with Granite's reporting policies?		
22. During the past 12 months, have you traded on or improperly transmitted any Material Non-Public Information?		
23. During the past 12 months, have you become aware of any violation of Granite's Code of Ethics that you did not disclose to the CCO?		
24. During the past 12 months, have you complied with the Company's written policies and procedures regarding: • Insider trading; • Outside business activities; • Political contributions; • Identification, reporting, and resolution of complaints; • Portfolio management; • Proxy voting; • Trading; • Identification, reporting, and resolution of trade errors; • Soft dollars; • Security valuation; • Account opening and closing; • Side pockets; • Anti-money laundering;

Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.

By signing below, I certify that I responded to the Annual Compliance Questionnaire Supplement completely and accurately.

Print Name:

Signature:

Date:

Attachment A

Quarterly Code of Ethics Report: For Quarter Ending ____________

This form must be completed by each Access Person within 30 days following the end of each calendar quarter. This report is due by _____________.

Name:

Brokerage account statements or trade confirmations containing all required information may be used to comply with the firm's requirements for personal securities reporting if submitted timely. To the extent that a brokerage statement or confirmation lacks som of the information otherwise required to be reported, a transactions report containing the missing information as a supplement to the statement or confirmation may be submitted.

The following are the accounts you have reported to us. If there are any other reportable transactions in accounts not on the list below for the reporting period, please attach them to this form. By signing this form you are certifying that you have arranged to have account statements sent to us or are providing documentation of your quarterly transactions.

Account Name	Account Number	Broker	Account Type

This report (1) excludes personal securities transactions with respect to which I had no direct or indirect influence or control, (2) exclu personal securities transactions in securities which are not Reportable Securities.

Did you open or close any accounts during the quarter ending ____________?

Other Information:

Recently Opened or Closed
Accounts:

Political Contributions:

Below are political contributions we have on file for you for the quarter ending ________. If there are any other political contributions not on this list below or if any information is incorrect, please correct below.

Attachment B
Initial/Annual Holdings Reporting Form: Reportable Securities

Initial/Annual Holdings Report

As of the below date, I held the following positions in these securities in which I may be deemed to have a direct or indirect Beneficial Ownership, which are required to be reported pursuant to the Code of Ethics.

You may attach a copy of your most recent account statement(s), in lieu of listing each security.

Account Title	Custodian	Account #	Security	Shares	Mkt. Value	Open Date
$

This report (1) excludes holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities holdings of securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

I have an account or accounts, over which I have direct or indirect influence or control, in which securities (including securities which are not considered Reportable Securities (i.e., mutual fund-only accounts, non-discretionary accounts) which are not listed above are held for my direct or indirect benefit as of the date below with the following brokers, dealers or banks:

Account Title	Custodian	Account #	Security	Shares	Mkt. Value	Open Date
$

I certify that this form fully discloses all Reportable Security holdings in which I have a beneficial interest. I understand that I am presumed to have a beneficial interest in Securities holdings of immediate family members living in the same household.

Deliver to the CCO within 10 days of becoming associated with Granite Investment Partners, LLC, and by February 14th of each year. Use additional sheets if necessary.